Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Event Date/Time: Jul 27, 2010 / 08:30PM GMT

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FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

CORPORATE PARTICIPANTS

Leanne Marilley

Norfolk Southern Corp - IR

Wick Moorman

Norfolk Southern Corp - CEO

Don Seale

Norfolk Southern Corp - Chief Marketing Officer

Mark Manion

Norfolk Southern Corp - COO

Jim Squires

Norfolk Southern Corp - CFO

CONFERENCE CALL PARTICIPANTS

Walter Spracklin

RBC Capital Markets - Analyst

Jason Seidl

Dahlman Rose - Analyst

Bill Greene

Morgan Stanley - Analyst

Chris Wetherbee

FBR Capital Markets - Analyst

Tom Wadewitz

JPMorgan - Analyst

Ken Hoexter

Merrill Lynch - Analyst

Gary Chase

Barclays Capital - Analyst

Chris Ceraso

Credit Suisse - Analyst

Cherilyn Radbourne

TD Newcrest - Analyst

Scott Group

Wolfe Trahan - Analyst

Rob Salmon

Deutsche Bank - Analyst

Scott Malat

Goldman Sachs - Analyst

Scott Flower

Macquarie Securities - Analyst

John Larkin

Stifel Nicolaus - Analyst

Jeff Kauffman

Sterne Agee - Analyst

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

PRESENTATION

Operator

Greetings and welcome to the Norfolk Southern Corp.’s second quarter earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder this conference is being recorded. It is now my pleasure to introduce your host Ms. Leanne Marilley, Norfolk Southern Director of Investor Relations. Thank you, you may begin.

Leanne Marilley - Norfolk Southern Corp - IR

Thank you and good afternoon. Before we begin today’s call I would like to mention a few items. First, we remind our listeners and Internet participants that the slides of the presenters are available for your convenience on our website at nscorp.com in the Investors section. Additionally MP3 downloads of today’s call will be available on our website for your convenience. As usual, transcript of the call also will be posted on our website. At the end of the prepared portion of the call we will conduct a question-and-answer session. At that time if you choose to ask a question, an operator will instruct you how to do so from your telephone keypad.

Please be advised that any forward-looking statements made during the course of this presentation represent our best good faith judgment as to what may occur in the future. Statements that are forward-looking can be identified by use of words such as believe, expect, anticipate and project. Our actual results may differ materially from those projected and will be subject to a number of risks and uncertainties, some of which may be outside of our control. Please refer to our annual and quarterly report filed with the SEC for a discussions of those risks and uncertainties we view as most important.

Additionally, keep in mind that all references to reported results excluding certain adjustments have been reconciled on our website at nscorp.com in the Investors section. Now it is my pleasure to introduce Norfolk Southern’s Chairman, President, and CEO, Wick Moorman.

Wick Moorman - Norfolk Southern Corp - CEO

Thank you, Leeanne, and good afternoon, everyone. It is my pleasure to welcome all you to our to our second quarter 2010 earnings conference call. I’m joined today by several members of our Senior Management team, Don Seale, our Chief Marketing Officer; Mark Manion, our Chief Operating Officer; and Jim Squires, our Chief Financial Officer, all of whom you will be hearing from.

In the second quarter, Norfolk Southern continued to build on the last four quarters’ momentum as we delivered significant double-digit growth in top line revenue, profitability and bottom line results. Our focus on operating leverage produced a record second quarter operating ratio of 69.8% which represented a 500 basis-point year-over-year improvement. Net income of $392 million was up 59% as a 31% improvement in revenues more than offset a 22% increase in operating expenses. Importantly, second quarter volumes improved not only 22% year-over-year, but also 9% sequentially from the first quarter and represented the fourth consecutive quarter of sequential volume improvement. We also posted 52-week-highs in several commodity groups and Don will provide more details in a few moments.

Operationally we continue to make significant strides in productivity as we safely and reliably ramped up bring meet business demands. Against a 22% volume increase, crew starts were up only 10%, locomotive fuel consumption only 18% and equipment rents only 8%. We have seen unprecedented swings in traffic levels over the past 18 months and our operations planning systems are continuing to pay dividends in the form of stronger yet flexible operating plans. Mark will review our operating results in a few minutes and then Jim will provide you with a run down of our expenses and our cost control efforts.

I am pleased with the cohesive way all areas of our Company have responded to the traffic surge. Securing the business, moving it efficiently and managing the cost led to the substantial improvement in Norfolk Southern’s operating results, which has also strengthened our cash position and increased our financial flexibility. We are making strategic long-term investments that differentiate Norfolk Southern and uniquely position our franchise for future growth. Additionally, we are returning value to our owners. We resumed our share repurchase program, buying back 2 million shares through June 30. As an indication of confidence in our future, our Board today not only increased our quarterly dividends 6%, or $0.02 per share, but also authorized an additional 50 million shares for repurchase through 2014. I’ll now turn the program over to Don, Mark, and Jim, and then I’ll wrap up with some closing comments before we take your questions. Don?

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Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Thank you, Wick, and good afternoon everyone. We are pleased that an improving manufacturing and retail economy, along with strong project growth are driving increased volumes in the majority of the markets that we serve. Higher volumes combined with increased revenue per unit generated revenue of $2.4 billion for the quarter, up $573 million or 31%. Approximately 70% of this gain was driven by increased shipments, which represented $404 million. The improved revenue yield contributed $169 million of the increase as we continued to match market value with our strong service product.

With respect to yield, as shown on slide three, revenue per unit was $1413, up $98, or 7%, over last year. Record automotive RPU was driven by successful contract renegotiations,, while coal’s strong results was driven by repricing in the export market and price escalators contained in selected utility contracts. Paper and forest products’ RPU continue to be impacted by motor carrier competition and short haul traffic, while agricultural was also negatively impacted by a significant increase in shorter haul phosphate rock and gains in shorter haul grain shipments.

With respect to pricing, our business mix in the second quarter continued to change significantly with the economic recovery and new business initiatives. In this regard, while revenue was up 22% in the quarter, revenue ton miles were up 25% and revenue per revenue ton miles was up 5% over last year. In view of these ongoing changes in our base of business, we believe that revenue per unit is the best proxy for overall pricing trends. Also I will add that, as we’ve stated in past quarters, our ongoing pricing objective is to exceed the rate of rail inflation. We achieved that objective in the second quarter and expect to do so in future quarters ahead.

Now transitioning to the specifics of volume on slide four. Total shipments of 1.7 million were up 22% over a very weak second quarter 2009, driven by economic recovery and very targeted project growth. Each of our business groups produced year-over-year gains throughout the quarter with metals, paper, chemicals and intermodal achieving 52-week-high loadings during the period.

Now drilling down a little bit further in slide five, you will note that merchandise volume reached 592,000 units, up 27% in the quarter. Of that total, metals and construction volume was up 50%, bolstered by increased domestic steel production and new business opportunities. Chemicals’ volume increased by 32%, with improved chemical industry plant operating rates and volumes from new projects across our network. Automotive volume increased by 19% as auto production rebounded from a low point last year. Production-related gains and new vehicle business in the southeast and into the New England market drove volume gains for the quarter, as well.

And as shown on the next slide, agricultural was up 13% as ethanol volume continued to grow up 21%, along with new sweetener business of sugar and corn syrup traffic. Fertilizer volume was up 89%, largely driven by phosphate traffic, and corn was up 17%, with increased shipments to ethanol plants, feed mills and the export market. Finally paper volume grew 15% in the second quarter, as (inaudible) and kale and clay shipments increased due to improving demand and lumber shipments grew 12% despite a weak housing market. To summarize on slide seven, our merchandise volumes continue to see pronounced sequential improvement. Up 27% in the quarter versus a 16% gain in the first quarter.

Now transitioning to our intermodal business on slide eight, domestic volume, which was up 32%, led intermodal growth for the quarter. Truckload conversions and increased demand were the primary drivers for this strong performance. International volume grew 10% in the quarter, with an 8% increase in export and import shipments and 3% gain in exports. Premium volume was up 19% as LTL and truckload carriers used intermodal to roll out new services in the face of tight trucking capacity and chronic driver shortages, and Triple Crown continued to grow their business as well with volume up 7% in the quarter. And as in the merchandise sector, sequential volume improvement continued in intermodal, as shown on slide nine, with volume up 11% in the first quarter and 20% in the second quarter.

Turning to slide ten, during the third quarter we will realize a milestone in intermodal service with the official opening of the Heartland Corridor in September. This new route will improve service by reducing up to 230 miles from the Port of Norfolk and Port of Virginia to the Ohio Valley and next-day service from Norfolk to Columbus and second-day deliveries to the Chicago market.

Now finishing up with our coal business on slide 11, total coal volume was up 19% in the quarter led by gains in export, domestic met coal and shipments to northern utilities and industrial users. As noted as slide 12, export grew by 39,000 loads, or 177%, which exceeded the 28% increase in global steel production. Strong Asian consumption continues, pulling Australian coal into Asian and away from Europe and South America, resulting in increasing demand for high quality US met coals in these traditional markets. Furthermore US metallurgical coals are also moving directly to the Chinese market, further pushing up US export volumes. As depicted on the next slide, slide 13, domestic met coal volumes were up 31,000 loads, or 125%, in the quarter. Again this exceeded the 72% rate of growth for domestic steel production in the quarter, as new business gains added to our results.

Including with utility coal on slide 14, our volume compared to the first quarter was up 5%, but was still down 4% versus the second quarter of 2009. Our northern utility volume was up 1% in the second quarter as stock piles in this region are now below targeted levels. Our southern utility volume remained down for the quarter, but may have generation plants are approaching targeted stockpiles in the face of very hot weather and increased generation rates.

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Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Now looking ahead to the second half of 2010, we expect to see continued volume growth across most of our business segments as the economy gains traction and our strong service product enables us to secure new projects and business. As I’ve just mentioned, we expect positive year-over-year gains from our utility coal business in the second half and electricity consumption is projected to increase by 3% to 4% and stockpiles continue to decline. Our steel-related commodities which include export and domestic met coal and finished iron and steel volumes, are also expected to remain strong.

We are bullish about continuing growth in domestic truckload conversions to our intermodal network, as driver pools and truckload capacity remain tight. With our new Heartland Corridor service underway in September and improving international volumes as a whole, we also expect further growth in this intermodal segment as well. And with this year’s automotive production expected to grow 37% over last year, coupled with new business, we now expect to see positive auto volumes for the year, despite previously reported offsets from the redesign of the (inaudible — technical difficulties) vehicle network. Finally the outlook for paper and forest products remains uncertain for the second half. While the group was up by 10% in the first half, lumber and construction materials continue to be challenged as a result of housing.

To summarize, our second quarter volume growth of 22% was encouraging and sequentially volume was up 137,000 loads or 9% higher, in the first quarter and 307,000 loads higher than the second quarter of 2009. As shown on slide 16, we now have seen sequential volume recovery in each quarter since the third quarter of 2009. These favorable results have been achieved through a healthy combination of economic growth and new business development efforts. We expect this positive trend to continue through the second half of the year and into 2011 as the economic recovery slowly progresses.

While the recovery we are seeing is choppy and uneven, it is a clear economic recovery in our view nonetheless, and we expect to fully participate in the opportunity that it presents for us. We will also continue our focus on improving revenue per unit to ensure that our yield continues to exceed the cost of inflation for delivering good, consistent rail service. Thank you, and Mark will now review our operations report. Mark?

Mark Manion - Norfolk Southern Corp - COO

Thank you, Don. I’ll start the operations update with safety. NS has an injury ratio of 0.96 through the second quarter of 2010, an improvement over the first quarter where we had a ratio of 1.07. We continue to focus on rule compliance and employee engagement in the safety process.

Turning to our operating performance, our road and yard crew starts increased 9.6% over the second quarter of 2009 as we modified our operating plan to efficiently handle the increasing volumes. Of course, this is well below our carload unit increase of 22% for the same period. Turning to the next slide. Train and engine employment increased by 328, or 3.2%, in the second quarter as we switched gears from riding attrition down in 2009 to hiring in 2010. Effectively, all T&E employee have been returned from furlough status and we’ve started hiring in areas where traffic levels dictate and based upon expected attrition.

Turning to our composite service performance on slide five. I’ll remind you this measure is a composite of train performance, connection performance and operating plan adherence. In the second quarter our performance declined 8.5% from our record performance on reduced traffic volumes in the same period of 2009. We are responding well to the unprecedented 22% increase in volumes, and as our service improved from the first to second quarters, we will continue to improve as we modulate our asset base to efficiently handle the volumes at our historic service levels.

Finally, turning to our productivity scorecard. In light of carload unit volume being up 22% for the quarter, we were able to manage the operating plan to realize only a 10% increase in crew starts. For the quarter, total railroad employment was maintained at the same level as 2009. Gross ton miles per employee, gallons of diesel fuel and train hours all continued improvement in the second quarter as we employ our assets efficiently. Car hire days per carload increased 4% as the network slowed, but, as I mentioned earlier, we’re managing through this by bringing the appropriate resources to bear on the network. Thank you, and now now I’ll turn it over to Jim.

Jim Squires - Norfolk Southern Corp - CFO

Thank you, Mark. I will now review our financial results for the second quarter. Let’s start with our operating results. As Don described, railway operating revenues totaled $2.4 billion, up (inaudible — technical difficulties) or 31% compared to the second quarter last year. Slide three shows

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Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

our total operating expenses, which increased $308 million or 22% for the quarter. Income from railway operations grew 57% to $733 million. These substantial increase in revenue driven by higher volumes, fuel revenue and pricing was partly offset by increased operating expenses. The resulting operating ratio was 69.8%, a second quarter record.

Turning to our expenses, here are the major components of the $308 million net increase. Compensation and benefits and fuel expenses accounted for nearly three-quarters of the variance. Slide five reflects the components of the 22% increase in compensation and benefits. First, incentive and stock-based compensation increased to $41 million, accounting for over one-third of the increase. The higher expense was due primarily to stronger financial results. While our financial measures declined in the second quarter of 2009, they improved in the second quarter of 2010. Second, volume-related labor was up $29 million, including $18 million related to our train and engine employees. Third, higher agreement wage rates, which took effect primarily in July of 2009, added $20 million. Fourth, medical benefits increased $18 million, largely related to higher agreement (inaudible — technical difficulties). Lastly, the $11 million increase in the Other category is principally due to increased payroll taxes and pension costs.

As shown on slide six, fuel increased by $105 million, or 69%. As displayed on slide seven, higher prices drove most of the $105 million in additional fuel costs. Our average price per gallon was $2.24, a 45% compared to the second quarter of 2009. As you saw on productivity scorecard slide gross ton miles per gallon improved by 5%, reflecting the favorable comparison of an 18% increase in consumption to a 24% increase in gross ton miles.

Slide eight highlights the $47 million, or 33% increase, in materials and other expenses. This increase reflects the 2009 one-time benefit of a multi-year state tax dispute settlement, as well a more favorable personal injury claims development in 2009. Our results also reflect increased roadway and equipment materials usage for maintenance. Purchase services and rents increased $40 million, or 12%, reflecting increased haulage activity, maintenance, intermodal services and equipment.

Turning to our non-operating items on slide ten, the majority of the net decline is due to decreased returns on corporate-owned life insurance, which fell $12 million. Additionally 2009 included a favorable adjustment to interest expense or settlement of the tax matter. As illustrated on slide 11, income before income taxes increased $244 million, or 62%, principally due to higher operating income. Income taxes totaled $243 million and the effective tax rate was 38.3%. Income taxes last year were $144 million with an effective rate of 36.8%. Lower results from corporate-owned life insurance contributed to the higher effective rate in 2010. Turning to slide 13, second quarter net income was $392 million, an increase of $145 million compared to last year. Diluted earnings per share were $1.04, a $0.38 per share increase.

Lastly, slide 14 presents our year-to-date cash flows. Cash provided by operations more than doubled, easily covering capital expenditures, dividends and share repurchases, which we activated in early April. In addition, the second quarter included a $00 million debt repayment. Cash and cash equivalent at the end of the quarter equaled $855 million.

As we’ve mentioned earlier today, our Board of Directors increased our dividend from $0.34 to $0.36 per share. The Board also authorized the repurchase of up to an additional 50 million shares of common stock through December 31, 2014. When combined with the previous share repurchase program, which expires on December 31 of this year, the total number of shares that may be repurchased has increased from 75 million to 125 million. Thank you for your attention, and now I will turn the program back to Wick.

Wick Moorman - Norfolk Southern Corp - CEO

Thank you, Jim. As you’ve seen, our second quarter results demonstrate the strength of our franchise. We were particularly pleased to post an operating ratio in the 60s and we certainly hope to do more of that in the future. We do remain confident that we can continue to sustain our operating leverage and improve our efficiency and profitability. Looking ahead, while we share the common concerns about the ongoing strength of the recovery, our traffic levels remain strong on a comparative and sequential basis. As you heard from Don, we see continuing positives in almost all of the major components of our traffic base based on both a continuing economic recovery and project-related growth.

Overall, Norfolk Southern’s strong second quarter and first half performance underscores our confidence about the future and showcases the fundamental strength of our franchise. Franchise enhancing growth initiatives such as the nearly completed Heartland Corridor to the recent rollout of our revolutionary RailEdge technology, we remain intent on improving productivity through innovation and striving for continuous improvement in all we do. Our committment remains the same as it has always been, to deliver superior valuer to our customers and superior returns for our shareholders. Thanks for your attention, and I’ll turn the program over to the Operator for your questions.

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Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. Ladies and gentleman, we will not be conducting a question-and-answer session. (Operator Instructions). Our first question is from the line of Walter Spracklin with RBC Capital Markets. Please go ahead.

Walter Spracklin - RBC Capital Markets - Analyst

Thanks very much. Good afternoon, everyone.

Wick Moorman - Norfolk Southern Corp - CEO

Good afternoon, Walt.

Walter Spracklin - RBC Capital Markets - Analyst

First, I guess this is a question for Mark on capacity, and I was just wondering when you look across your network, is there any pinch points particularly after the Heartland Corridor initiative and all those are completed, what areas would you say are pinch points and perhaps can you tie it in with your view of overall network capacity, I understand it can be different by route and perhaps the long train technology and your longer trains, how does that expand that excess capacity?

Mark Manion - Norfolk Southern Corp - COO

Well, Walter, pinch points is just not something we are thinking about. If you go back to 2006, we — there was a lot more volume out there then than we have now, so we have a long way to go to get back to those kinds of volumes, but then on top of that, for the last number of years, certainly since then, we have been doing a lot of things to add capacity in terms of our infrastructure projects, our corridor projects, all the things that we’ve been doing to pave the way for the future. So we feel like we can just take on a lot more volume than what we currently have, and, of course, another thing that plays a big role there, too, is the technology that is working in our favor. So things are looking up.

Walter Spracklin - RBC Capital Markets - Analyst

So do you have a number in terms of roughly excess capacity on your network right now?

Mark Manion - Norfolk Southern Corp - COO

I don’t have a percentage for it. Just to say that we have a long way to go.

Walter Spracklin - RBC Capital Markets - Analyst

Okay. Second question, I guess for Don. Just — you mentioned that — or there was reference, and Wick made reference as well, to some of the slowdown that is out there and the extent that you are not really seeing it. Perhaps, can you give us a little bit of color on your current negotiations with your customers? Are they — have they change their tone right now? What is their temperature in terms of the near-term demand and if it varies by segment, you can chime in on that, but just rounding it out with what we are hearing from an overall economic standpoint about the lowdown and corresponding that with your volumes going into the next few months.

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Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Wick Moorman - Norfolk Southern Corp - CEO

Walter, I think it’s fair to say right now that we are seeing an unprecedented amount of economic news daily in the press and I would say that if one followed the daily releases, economic data, you are up and down like a yo-yo, in terms of perception. But in discussions with our customers, we are just not getting that type of response with respect to their outlook. What they are telling us is to expect pretty much the run rate that we saw in the first half or a little bit better, pretty much across the board.

What we are seeing in those discussions with customers, is they are telling us that truckload capacity is several constrained. It’s very difficult to get additional trucking capacity right now, which obviously bodes well for our business, the intermodal side as well as a lot of the merchandise side of the business, both from the volume and yields perspective going forward. And then on the energy side and steel side, while reports continue to come and go with respect to the outlook, we don’t see our business materially changing in the second half. What we are being told is to expect pretty much the same that we are seeing today.

Walter Spracklin - RBC Capital Markets - Analyst

That’s great color. I appreciate it. Thanks guys.

Wick Moorman - Norfolk Southern Corp - CEO

Thanks, Walt.

Operator

Our next question is from Jason Seidl with Dahlman Rose. Please go ahead.

Jason Seidl - Dahlman Rose - Analyst

Gentlemen, Leanne, good afternoon here. A quick question, the Heartland Corridor, I thought that was set to open in July. Were there some delays?

Mark Manion - Norfolk Southern Corp - COO

No. We always had — we had said for a long time third quarter and we’ll be opening it officially September 9 and really that has been the timetable for quite sometime now. That project is on track.

Jason Seidl - Dahlman Rose - Analyst

Okay. I was probably just mistaken. When we look at the cost savings associated with it, how should we think about it when we are modeling? For example, if the Harland Corridor project was in place for all of 2Q, do you have an estimate on what that could have saved in terms of productivity on a dollar amount?

Wick Moorman - Norfolk Southern Corp - CEO

It’s a great project and we are going to see some operating savings, as well additional volume growth as the international business recovers, but the operating savings from the standpoint of the overall network are not going to be significant initially. It’s rerouting a couple — one particular train and then stacking another train. So we’ll see it, but it’s not going to be significant when you look at our overall train structure.

Jason Seidl - Dahlman Rose - Analyst

So expect something maybe modest.

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Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Jason, the real news line in the increased value for customer running that route with a next-day service to Columbus and a next-evening service to Chicago. That 230-mile reduction is running time. That is the big story on this.

Jason Seidl - Dahlman Rose - Analyst

As customers pick up on this increased service time, we should probably expect there to be more growth on the top line of intermodal then?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

That’s what we are optimistic about.

Jason Seidl - Dahlman Rose - Analyst

Let’s stick on intermodal, since that is what a lot of your large projects actually surround. You had talked about getting price increases going forward. Clearly everyone has seen the rapid spikes on the truckload spot markets. Are you finding it easier to price intermodal in 2Q than you were in 1Q?

Wick Moorman - Norfolk Southern Corp - CEO

Well, we certainly think that it’s beginning to become easier. I would not term it as easy. Negotiating price increases in a competitive marketplace is challenging at any time, is but as I was indicating earlier, our customers are telling us that it is more difficult for them to secure additional trucking capacity. That bodes well for conversion opportunity and for yield, and we are optimistic that that trend will continue because we think a lot of capacity in the industry, the trucking industry, was taken out last year in the depth of the recession.

Jason Seidl - Dahlman Rose - Analyst

I add one then I’ll turn it over here. On the incentive comp and benefits,m obviously it was up a little more than it was in 1Q. Any guidance for 3Q or is that just really dependent upon the performance of the overall railroad.

Jim Squires - Norfolk Southern Corp - CFO

We would be projecting compensation and benefits expense up slightly in the second and third quarter sequentially versus second quarter, but not a great deal. It depends on financial performance of stock prices, as well, obviously, but shouldn’t be a large change from second quarter.

Jason Seidl - Dahlman Rose - Analyst

I appreciate the time, as always, everyone.

Wick Moorman - Norfolk Southern Corp - CEO

Thanks, Jason.

Operator

Thank you. Our next question is from the line of Bill Greene with Morgan Stanley.

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Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Bill Greene - Morgan Stanley - Analyst

Yes, hi,m good afternoon. I’m wondering if we can just get a breakdown of the RPU. You mentioned that’s a decent proxy for pricing, but how would it break out if we took out fuel and mix from that, what was core price then?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Well, as we stated in the comments, we are seeing a lot of change in the composition of our business, the mix of it as we’ve added a lot of new business through new business initiatives and the economic recovery has not come back evenly across our network in terms of the overall volume. So when we look at the volume being up 22%, as I mentioned revenue ton miles were up 25%, revenue per revenue ton mile was up 5% and, of course, the RPU was up 7%.

So when you put all that together in view of those changes that we saw in the traffic mix, very significant traffic mix, we feel that RPU is the best proxy for the indicator of price, and I will tell you, because of the moving parts in the quarter, that our international calculations using our traditional method of calculating core price did not generate a meaningful conclusion for the quarter. So that’s why we are pointing you to the RPU in terms of the that proxy for the yield improvement.

Bill Greene - Morgan Stanley - Analyst

I’m wondering, then, can we get a sense for how big of a contributor to the price number was export coal? There was some sense that that’s one-time in nature when CSX reported. So any color you can add there on export coal and how big of a contributor that was would be helpful.

Wick Moorman - Norfolk Southern Corp - CEO

Well, our export coal volume was up 177% from a low base last year. You have to keep the comps in mind, but our pricing for export coal went in April 1 and will run through April 1, 2011 before we renegotiate that price. So it’s not a one-time, one quarter. It will run continuously. So export coal was a part of the overall success of the quarter, but I can’t quantify it for you.

Bill Greene - Morgan Stanley - Analyst

All right, just one last question and that is you made a comment that you thought the business could perform similarly or even better in the second half versus first half. I’m not sure if you meant sequentially the volumes will improve there, but if I think about it at a broader sense, you achieved a sub-70 OR this quarter. If the business performance similarly or better does that suggest the second half could be as good or better than this OR?

Wick Moorman - Norfolk Southern Corp - CEO

Well I wouldn’t want to speculate on the OR, I was referring to volume based on customer input for the second half, and based on that input, our plan calls for a run rate in the second half that would be in line with the volume appreciation — volume growth you saw in the first.

Bill Greene - Morgan Stanley - Analyst

But I don’t think it’s illogical to think that your cost would suddenly spike up in the second half. You would still — I’d assume you get leverage and price would be in these levels. So I don’t think there’s any logic to assume it would deteriorate, unless I’m missing something.

Wick Moorman - Norfolk Southern Corp - CEO

I don’t know that you are missing anything. We don’t ever try to speculate or forecast the OR. Clearly we had an OR in the 60s this quarter and, as I said, it’s our hope that we can continue to do that. We think that’s obviously a positive thing and we’re going to — we will try to manage the Company to continue that to the best of our ability.

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Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Bill Greene - Morgan Stanley - Analyst

Thank you very much.

Operator

Our next question is from the line of Chris Wetherbee with FBR. Please go ahead.

Chris Wetherbee - FBR Capital Markets - Analyst

Thank you very much. Good afternoon guys. I guess may be the first question, if we could just touch on headcount a little bit. You did a nice job of holding it flat on a year-over-year basis, slightly up a bit sequentially. How should we think about that in the second hal, assuming sequential improvement, or potential for sequential improvement in volumes Do you need to add anywhere? Is there anywhere that you need to start adding heads?

Wick Moorman - Norfolk Southern Corp - CEO

Let me address that, if I might. We have begun some hiring so we will gradually see some increase, but pretty modest throughout the rest of the year, in the T&E area, we are looking at about 100 people that we’ll add by year’s end on the — that’s on the T&E side and a few more in the operations area. So it will be pretty modest and we are doing a lot to hold the line on increasing the overall population within the railroad.

Chris Wetherbee - FBR Capital Markets - Analyst

Okay. That’s helpful. I appreciate it. And then just from a comp perspective, the increase in the health and welfare you highlighted in the second quarter. Is that a good way to think about the third and fourth quarter from a year-over-year growth perspective?

Jim Squires - Norfolk Southern Corp - CFO

As I mentioned earlier, overall we are looking at comp and benefits expense up somewhat in the third quarter sequentially versus the second quarter, but — and some of that will be recurring increases in medical benefits as well as the affect of higher wage rates and volume-related labor, as well, but it shouldn’t be a dramatic uptick overall.

Chris Wetherbee - FBR Capital Markets - Analyst

Okay. That’s helpful. And then one final maybe bigger picture question, Wick, for you maybe on the Washington side. Just curious what your activity has been dealing as far as dealing with the staff there. Just any sense if there’s any uptick in potential activity or if it’s just continuing to go through the normal process you’ve been in over the last 18 months or so?

Wick Moorman - Norfolk Southern Corp - CEO

I would just say right now that it’s more or less the normal process. The industry, as you know, is still up trying to talk with people and fully prepared to engage on all of these issues, and I think the folks on the hill understand that, but there’s been no change of any significance in what’s going on in the past month or so.

Chris Wetherbee - FBR Capital Markets - Analyst

Okay. Very helpful. Thanks for your time, guys. I appreciate it.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Operator

Thank you. Our next question is from continue Tom Wadewitz with JPMorgan. Please go ahead.

Tom Wadewitz - JPMorgan - Analyst

Good afternoon.

Wick Moorman - Norfolk Southern Corp - CEO

Hey, Tom.

Tom Wadewitz - JPMorgan - Analyst

Let’s see, one technical question, I guess. Or operating data question here. What was the fuel surcharge revenue number in second quarter or the magnitude of the year-over-year change in surcharge revenue?

Jim Squires - Norfolk Southern Corp - CFO

It was $137 million increase.

Tom Wadewitz - JPMorgan - Analyst

$137 million year-over-year increase?

Jim Squires - Norfolk Southern Corp - CFO

Correct.

Tom Wadewitz - JPMorgan - Analyst

Okay. In terms of the pricing, are you looking for — when you negotiate with customers, have you changed what you are looking for in terms of the magnitude of rate increases with your industrial type of rail customers, where you — not the most truckload intensive customers but the more rail intensive customers. Are you changing that at all or is that pretty much the same as you would have been seeking a year ago or a couple of quarters ago? A little more perspective on how you are viewing pricing and competition at the present time.

Wick Moorman - Norfolk Southern Corp - CEO

We’ve had as an objective that we stated before, of pricing in excess of the rate of inflation, and that remains our target with respect to pricing across our business base. I don’t see a material change in our philosophy with respect to price negotiations with customers. I will tell you that if trucking continues to be tight and capacity is constrained as the economy continues to improve, we’ll take another look at that because that translates into a changing marketplace. That would be an opportunity for to us reevaluate. But right now we are looking at that threshold above the rate of inflation, which is running for us 3% to 4%, possibly in that range.

Tom Wadewitz - JPMorgan - Analyst

Okay. And then one more and I’ll turn it over to someone else on the call here. When you look at train lengths, so maybe a question for Mark, what does your carload average train length look like in second quarter, and then room for expansion and I guess a similar type of perspective on the intermodal average train length and what that potentially can be?

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Mark Manion - Norfolk Southern Corp - COO

Currently, we have seen some increase in train length year-over-year. Right now, overall for the fleet as a whole we are operating about 4900 feet and that’s about a 7% increase from where we were. Merchandise is running longer than that, about 5400 feet, and again that’s about a 5% increase. So what that translates into is there’s still good room to grow on existing trains and that’s what we are looking forward to.

Tom Wadewitz - JPMorgan - Analyst

Is there a siding limitation to what you can get to or can you get to 7,000-foot train?

Mark Manion - Norfolk Southern Corp - COO

Depends on the route, different lanes vary. In many cases we are restricted to 8,000 feet, but then again, we’ve got some strong corridors with double track and don’t have those kinds of limitations and even today we are seeing trains out there that are 11,000 feet and more, particularly between Chicago and New Jersey, so — but good room to grow.

Tom Wadewitz - JPMorgan - Analyst

Great. Thank you for the time.

Operator

Next question is from the line of Ken Hoexter with Merrill Lynch. Please go ahead.

Ken Hoexter - Merrill Lynch - Analyst

Hi, good afternoon. Just looking at your coal export volumes, back to that, of I guess 6.4 million tons. Is that — are you at capacity? Because it looks like every time you hit there, you bounce around that level. So is your network at a physical capacity at that level?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

I wish I could tell you that we were at capacity. We would like to get to that point, but we are not. We have plenty of excess capacity at Lamberts Point in Norfolk. I will tell you that the available excess approximate capacity in Port Baltimore is a little bit tighter, but here in Norfolk, we could add people. If the coal is available and the demand was there, we could ramp up well in excess of what we are seeing today.

Ken Hoexter - Merrill Lynch - Analyst

Is the demand there or is it more the ability to produce the coal?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

I think that coal supply is beginning to tightened just a little bit as the utilities come back into the market. As I mentioned, we expect utilities in the second half to start replenishing stockpiles. So I see that demand is still strong and coal supply is probably one of the governors on that growth, but I also think that we are meeting current demand also. So I don’t think there’s a disconnect in terms of supply versus demand.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Ken Hoexter - Merrill Lynch - Analyst

Okay. Sticking on that, just in general, overall volumes, not just coal now, do you feel like, as you move into peak, is there a pull? We are hearing a lot of tightness in different areas, whether it’s on the shipping side or on the trucking side, as you mentioned. Are you feeling like some shippers are trying to preorder, maybe rebuild some inventories back to levels of a couple of years ago or are we still feeling out how growth is going right now in the market? Do you get a sense from your shippers?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

When we talk to shippers, Ken, and we look at the inventory sales ratios out there, we know that manufacturing inventories are running at a normalized level with normalized replenishment now. So it is not a restocking-type scenario. When we look at retail inventories, they are below norm. We fully expect consumer activity, retail-type volume, to have a somewhat of a peak this year, unlike the previous two or three years that we’ve seen. Customers are telling us that and, of course, the data points to that as well.

Ken Hoexter - Merrill Lynch - Analyst

All right. Just a real simple one. On the Heartland, are you preselling for that infrastructure?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

We have been preselling for quite sometime and we’ve had a lot of the shipping companies looking at that corridor and we think that it holds great promise.

Ken Hoexter - Merrill Lynch - Analyst

Thanks for the time.

Wick Moorman - Norfolk Southern Corp - CEO

Thanks, Ken.

Operator

Our next question is from the line of Barry from Barclays Capital. Please go ahead.

Gary Chase - Barclays Capital - Analyst

Hello, everybody. I wanted to see if I could ask two quick ones for Don. First, I wanted to follow up on the volume discussion. I think if I heard you correctly and I know you tried to follow up on this with Bill Greene, if I heard you correctly, you said sequential growth in the second half. Was that intended to be up in the third from the second and then up in the fourth from the third?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

No, Gary, what I was referring is that customers are telling us to expect comparable volumes that we have seen in the first half in the second half. I was not referring to sequential quarter-over-quarter growth.

Gary Chase - Barclays Capital - Analyst

Okay. And then along those lines, it does look like the first few weeks of July have been just a little bit softer than where you ended the quarter, particularly in some of the categories outside intermodal, I was curious if — and you obviously have to exclude the holiday impact, but I was curious if there was anything there, any color or is that just normal seasonality as you read it today?

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

I think it’s one, normal seasonality with respect to the miners’ vacation and the UAW automotive vacations that take place around the Fourth of July. (Inaudible — technical difficulties) is that year-over-year, our comps will get progressively a little bit tougher as we go forward starting in July.

Gary Chase - Barclays Capital - Analyst

Our low point last year was April and May and then we started to pick up in June. So July is a little bit better month last year plus the seasonality that we do see every year based on those two events. And then just lastly I wonder if, Don, if you can give us a little bit of color on — I’m curious if there was specific mix issues that would have affected revenue per carload in some of the merchandise businesses, especially chemicals, but also metals and construction. Was there shorter haul business in there or something along those lines is that might have made the OpEx look a little different than the reality?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

You described it very well, Gary. The short haul nature of some of the business that has come back in terms of the metals franchise, as well as some of the project cargo that we are hauling that is attractive business but has a shorter length of haul than the average within the group.

Gary Chase - Barclays Capital - Analyst

That was distorting some of those yield calculations that you were talking to earlier, right?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

That’s correct.

Gary Chase - Barclays Capital - Analyst

Thank you.

Wick Moorman - Norfolk Southern Corp - CEO

Thank you, Gary.

Operator

Our next question is from the line of Chris Ceraso with Credit Suisse. Please go ahead.

Chris Ceraso - Credit Suisse - Analyst

Thank you. Just to follow-up on that, so then the net effect of mix from an RPU standpoint would be negative for the quarter. Is that fair?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Chris, I will tell you that the mix was not significant but it was modestly positive because of the export coal.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Chris Ceraso - Credit Suisse - Analyst

Okay. So that outweighed the shrinking length of haul in some of those other categories?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Yes. In terms of the total book.

Chris Ceraso - Credit Suisse - Analyst

Okay. On the export coal, was there any sign of any kind of a slowdown toward the end of the quarter or into July?

Wick Moorman - Norfolk Southern Corp - CEO

No. We did not see a sign of a slowdown. We took a planned maintenance period back at the end of the first quarter, actually at the beginning of the second quarter. That was planned and we did not see a slowdown as we progressed through the quarter.

Chris Ceraso - Credit Suisse - Analyst

Okay. I think that covers it. Thank you.

Operator

Thank you. Our next question is from the line of Cherilyn Radbourne with TD Newcrest. Please go ahead.

Cherilyn Radbourne - TD Newcrest - Analyst

Thanks very much. Good afternoon. I wonder if you can speak to us a little bit about your composite service performance and just what of the measures that make-up that composite were pulling it down on a year-over-year basis. Just talk to us about what you think the right level is for that metric and how quickly you can get back to those levels?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Well, the train performance is largely what we key-in on and working hard to push that up a notch. We’ve been — actually we’ve been quite successful as we come into the second half, improving our connection performance, and actually we are seeing an uptick now in the train performance, as well. So we are going to keep driving at that and we are — just like we saw some sequential improvement quarter-over-quarter with the metric overall, we anticipate we are going to see the same thing as we go through the rest of the year and continue to work on that train and connection performance.

Cherilyn Radbourne - TD Newcrest - Analyst

If I could just ask another question on the theme of price. Just trying to understand why you are pointing us to look at RPU as the appropriate measure to assess your core pricing in the quarter just given that you did have a lot of mix impact in the quarter with a lot of short haul business coming on. Just trying to understand why you wouldn’t point it to revenue per RTM in that case.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Wick Moorman - Norfolk Southern Corp - CEO

Well, let me answer both questions. First, I think that looking at revenue per revenue ton mile is not an invalid thing to do. It certainly could be another proxy, but I think the broader issue, as Don has stated, we have ways that we’ve always tried to look at computing price and mix across a large and varied book of business, and we have done that in order to give some meaningful numbers to folks. And as we’ve seen, what I described, were really unprecedented swing and changes, these derivations give you numbers that really don’t make a whole lot of sense in terms of what we are seeing in some of the other internal data that we look at. For many years we look at RPU as a good proxy, and we think that remains a very good proxy.

Cherilyn Radbourne - TD Newcrest - Analyst

Okay. Thank you. That’s all for me.

Operator

Our next question is from the line of Ed Wolfe with Wolfe Trahan. Please go ahead.

Scott Group - Wolfe Trahan - Analyst

Hey, afternoon, guys. It’s Scott Group for Ed.

Wick Moorman - Norfolk Southern Corp - CEO

Good afternoon.

Scott Group - Wolfe Trahan - Analyst

Sorry, but I still want to follow up on this yield issue, because when I think about the $137 million increase in fuel surcharge revenue and, Don, I think I heard you say that mix overall was modestly positive, it implies there wasn’t any pricing gains in the quarter, and I want to know what I’m missing or any color you can provide would be really helpful. I think it’s something that is confusing people.

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Well, I think I’ll just answer it the way I answered it before, that is that you kind of look at the ways we derive numbers, those derivations, when we have seen these unprecedented changes in our business volumes and in length of haul and the types of business we are handling, just don’t really yield numbers from a formulaic standpoint that are consistent with a lot of the internal data that we’re looking at, and that’s why we are trying to point you in the direction that we think has some meaning.

Scott Group - Wolfe Trahan - Analyst

Is there a same-store metric that you guys look at that maybe you can provide? Or do you guys not look at it on a same-store basis?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

It’s one of the internal metrics that we look at, but just one of them, and it’s not a number we provide.

Scott Group - Wolfe Trahan - Analyst

Okay. I want to spend a little more time on the export coal. I was wondering if you can just give us a breakout on the quarter of how much was met and how much was steam on the export side?

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Wick Moorman - Norfolk Southern Corp - CEO

The vast majority of it was metallurgical coal.

Scott Group - Wolfe Trahan - Analyst

Okay. When you talk about the 177% increase year-over-year, can you, any chance, break that out by month and maybe what you are seeing so far into July? I just want to get a sense if you are seeing any slowdown there?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

As I mentioned earlier to a previous question, we have not seen a slowdown, per se. We still see coal supply there and we still see demand there, as well.

Scott Group - Wolfe Trahan - Analyst

Okay. And then last two things real quick for Jim. The Other income has been a little choppy and I was wondering if you can give some guidance on that on the year, and then similarly with purchase services back up to north of $290 million, is that a good run rate going forward?

Jim Squires - Norfolk Southern Corp - CFO

Let me start with the Other income question. Corporate-owned life insurance does lend some volatility to Other income net. As I mentioned in my prepared remarks, returns on corporate-owned life insurance were lower in the second quarter of this year and that drove down income net. The other factor there, which was one off, was the presence last year of an interest component relating to a tax settlement. That was the other thing going on. Looking at the services, it’s more volume metric in nature, and — for services and rents, and we would be expecting some uptick in purchase services and rents in the third and fourth quarter, along with traffic volume expectations. But again, not dramatically higher than we saw in the second quarter.

Scott Group - Wolfe Trahan - Analyst

So up slightly sequentially from second quarter? Okay. Great. Thanks for the time, guys. I appreciate it.

Operator

Our next question is from the line of Justin Yagerman with Deutsche Bank. Please go ahead.

Rob Salmon - Deutsche Bank - Analyst

Good morning, guys. This is Rob Salmon on for Justin. If I’m looking at your outlook for the back half of the year, you guys indicated that you are expecting volumes similar to the first half in the second half. Is there anything different with regard to your automotive sector, which, the automotive vertical you guys had indicated has a positive outlook. Can you give us a sense of those expectations regarding volumes and what the primary driver is for that outlook is, is it new business or is automotive production in sales?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Well, as I mentioned, the automotive production for the year is still projected to be up about 37%. Our business, even with the offsets that we have discussed with respect to the redesign of one of our customer’s vehicle networks, we are up 17% in the third quarter with that. And if we back out the result of that impact of the redesign, we were up 31% in the quarter. So based on that we’re looking ahead and we see some new models coming out with clients, large customers, like Ford Motor Company, that we expect to handle increased volumes for in the second half. For that reason, we moved the automotive sector from a neutral to a positive for the second half.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Rob Salmon - Deutsche Bank - Analyst

All right, thanks. Shifting gears to the ethanol network continued build-out, can you give us a sense how you see that progressing over the next couple of years and the implications to volumes assuming the EPA mandates end up going through?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

We see continued growth in the ethanol network. We are continuing to open up new ethanol distribution centers and we also have new production facilities ramping up just about each quarter. So, the ethanol business has grown significantly over the past five years. We expect that to continue to be a growth commodity for us and it’s definitely expanding its footprint in today’s energy market.

Rob Salmon - Deutsche Bank - Analyst

Can you give us a sense of what percent of your ethanol carloads are currently on unit train versus the merchandise?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Generally speaking, we are running most of our ethanol in our manifest network. We are running some unit trains to specific destinations, but most of the ethanol moves as part of the manifest top thoroughbred operating plan network.

Rob Salmon - Deutsche Bank - Analyst

All right. Thanks a lot for the time guys.

Wick Moorman - Norfolk Southern Corp - CEO

Thanks.

Operator

Our next question is from the line of Scott Malat with Goldman Sachs. Please go ahead.

Scott Malat - Goldman Sachs - Analyst

IHi, thanks. I just wanted to circle back on the service index. I guess I thought — wasn’t sure from your answer exactly what happened from 1Q to 2Q. I thought 1Q got hit by a lot of weather and I expected to see a little bit better increase. And then just along with that, I want to understand how that factors into pricing discussions, and I think for a long time we’ve talk about service improvements and pricing at inflation plus in railroads, and if we’re down year-over-year, is that brought up in any discussions of, hey, your service is down, we don’t want to take as much of a pricing increase as you’re asking for. Thanks very much.

Mark Manion - Norfolk Southern Corp - COO

Well let me address your comment about the operating performance. As far as second quarter goes, we were well-poised for some good performance, and still handled it reasonably well, but we saw our volumes come on 19% in March, and then sequentially from March just continue to build from there. So we were paddling pretty hard to keep up with those kind of volumes and we were somewhat resource-constrained. But the good news, of course, is that we are catching up with those resources, and we’ll continue to show improvement going forward.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Jim Squires - Norfolk Southern Corp - CFO

With respect to the price side of the question, we don’t see degradation in the pricing negotiation. Our service is good across the board. We have challenges, as we always do, in circumstances, but generally it’s viewed to be good and our negotiations on price reflects that and we have about half of our book of business for 2011 priced in for 2011.

Scott Malat - Goldman Sachs - Analyst

Okay, thanks.

Operator

Thank you. Our next question is from the line of Scott Flower with Macquarie Securities. Please go ahead.

Scott Flower - Macquarie Securities - Analyst

good afternoon, all. Just a few questions, and forgive me if some of these have been broached, because I’ve been hopping between calls, but, Don, can you give us some sense what did mix do to the overall RPU order of magnitude in the quarter? Was it help or hurt?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Scott, as I mentioned earlier, it was a very insignificantly level of positive for us because of export coal. But I would quickly tell you that, as I mentioned, export coal, we had a 1% increase in our northern utility coal, which is much shorter haul. So for every extension of haul we picked up in the quarter, we had a corresponding offset with a shorter length of haul segment of business.

Scott Flower - Macquarie Securities - Analyst

Got you.

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

It did not have a major role to play from a total book, but within the book of business there was a lot of noise and a lot of moving parts.

Scott Flower - Macquarie Securities - Analyst

Got it. And then I know that you mentioned the different ideas or thoughts on stockpiles. But will stockpiles actually go below more targeted levels before you see a kick-up in utility volumes, or are you already seeing some of the response from the utility side now with the burn and degree days?

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Certainly, we are seeing a response now. As I mentioned, in the north, a 1% increase in the second quarter. So that’s already started in terms of year-over-year increases for coal moving to our northern utilities. I will tell you also, Scott, that the southern utilities, based on our calculations, are within a very small tonnage range of reaching target, and we know that they are beginning to have discussions with coal suppliers.

Scott Flower - Macquarie Securities - Analyst

Right. Okay. So those should start kicking up at some point perhaps in the third quarter.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

I think we are beginning to see a lot of dialog and a lot of discussion right now.

Scott Flower - Macquarie Securities - Analyst

Got you. And then just last quick question, and again for you, Don, is intermodal RPU actually fell this quarter, and yet last year, it was also down. I know you took a GRI, I am trying to understand the dynamics of what’s going on in that business from an RPU perspective.

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

Scott, for the second quarter, our RPU and intermodal was up 3%. It did not decline.

Scott Flower - Macquarie Securities - Analyst

Okay.

Don Seale - Norfolk Southern Corp - Chief Marketing Officer

And we continue to see changes in that business as well. We are seeing a resurgence in our domestic business, and as I pointed out, that was up over 30% and our international business was up about 10% in the quarter, but total RPU up 3%.

Scott Flower - Macquarie Securities - Analyst

Got it. Thank you all very much.

Operator

Our next question is from the line of John Larkin with Stifel Nicolaus. Please go ahead.

John Larkin - Stifel Nicolaus - Analyst

Good evening, gentlemen.

Wick Moorman - Norfolk Southern Corp - CEO

Evening, John.

John Larkin - Stifel Nicolaus - Analyst

I don’t know if Mark touched on this or not in his remarks, but did you comment on the number of employees that you still have on furlough, the number of locomotives you still have in storage and the number of freight cars you still have in storage.

Mark Manion - Norfolk Southern Corp - COO

We actually have — I did touch on that briefly. We have virtually reduced our furlough to practically nothing. Good news is, what few there is still left, we are deploying them to various areas of the railroad where we can use them the best, where we have got some of the strongest volumes. Similarly with locomotives, we have taken our locomotives out of storage.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

John Larkin - Stifel Nicolaus - Analyst

How about with respect to freight cars?

Mark Manion - Norfolk Southern Corp - COO

As far as freight cars we’re at a high. We were at 35,000 stored and we are now down in the vicinity of 8,000 cars stored.

John Larkin - Stifel Nicolaus - Analyst

Very helpful. I was wondering also if you could perhaps give us a little more color on the project that you announced, I think it was during the quarter, in conjunction with the General Electric that potentially could take network velocity up 10%, 15%, I think was the order of magnitude that was mentioned in the earlier press release. Can you just give us a flavor for how that project’s going to be rolled out , what the timing of it would be and when you would expect to cash in on

Mark Manion - Norfolk Southern Corp - COO

Sure. I’d be glad to. We are excitement about Movement Planner. By the end of this year, we will have four, perhaps even five of our divisions rolled out on Movement Planner. In fact we just this week completed another rollout, and so we are looking forward to good benefit as a result of that. And as we go division-to-division, we are finding that we are actually able to expedite that. So we are looking at the beginning part of 2012 when we have that completely rolled out, and where we do call it Movement Planner, this is actually GE’s product that they refer to as RailEdge.

John Larkin - Stifel Nicolaus - Analyst

Okay. And there were several hundred millions of savings associated with each 10% movement in velocity? Is that an estimate that still holds, at this point, and would you think that a 10% improvement in total system velocity is possible with a full rollout by 2012?

Mark Manion - Norfolk Southern Corp - COO

We have actually — we have been experiencing so far is a speed increase of anywhere from 2 to 4 miles per hour and that translates into a velocity improvement anywhere between 10% and 20%. And, of course, anytime we see those kind of increases, we are looking at a lot of positive impact from the standpoint of asset utilization as well as fuel economy.

John Larkin - Stifel Nicolaus - Analyst

That’s very helpful. Thank you very much.

Operator

Thank you. An our final question comes from Jeff Kauffman with Sterne Agee. Please go ahead.

Jeff Kauffman - Sterne Agee - Analyst

Thank you very much. I know it’s been a long call. Most of my questions have been answered. Just a quick one then on cash deployment. Do you have a targeted level in your mind where cash — there’s too much cash on the balance sheet, we have to redeploy it somewhere else? How do you think about your debt leverage and what is the right level of leverage is, whether it’s debt-to-EBITDA, debt-to-equity, just so I can get a sense for, as cash starts to build, as operations start to improve, at what point we decide to start putting more of it work.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

Jim Squires - Norfolk Southern Corp - CFO

We ended the quarter with around $1.1 billion in cash and short-term investments. We have a goal of bringing that balance down by year-end to somewhere around $700 million. And we are very comfortable with our current credit metrics, be they debt EBITDAR, that’s total capitalization, FFO-to-debt or other metrics that put us in a credit band somewhere around strong triple-B plus, Baa1, so we are comfortable with that degree of financial leverage and intend to maintain our capital structure about that point.

Jeff Kauffman - Sterne Agee - Analyst

Okay. If I understand your share repurchase announcement correctly, you had about 9 million shares left on the old authority, 50 million new, so about 59 million shares available to be repurchased?

Jim Squires - Norfolk Southern Corp - CFO

Correct.

Jeff Kauffman - Sterne Agee - Analyst

Okay. Guys, thanks so much and congratulations.

Wick Moorman - Norfolk Southern Corp - CEO

Thank you.

Operator

We have no further questions. I would turn the floor back over to Management for any closing comments.

Wick Moorman - Norfolk Southern Corp - CEO

Thanks very much for taking the time to be with us today. We look forward to talking to you all again in the near future.

Operator

Ladies and gentleman, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

FINAL TRANSCRIPT

Jul 27, 2010 / 08:30PM GMT, NSC - Q2 2010 Norfolk Southern Corp Earnings Conference Call

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